Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.G. Barry Corporation:
We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-83252, 333-06875, 333-28671, 333-81105, 333-90544, 333-111100 and 333-131672 on Form S-8 of R.G. Barry Corporation of our reports dated February 24, 2006, except as to paragraph number 7 of Note 7, which is as of March 8, 2006, relating to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, which reports appear in the 2005 annual report on Form 10-K of R. G. Barry Corporation.
KPMG LLP

Columbus, Ohio
March 15, 2006